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                                                                    Exhibit 2.2

                                CLOSING AGREEMENT

THIS CLOSING AGREEMENT ("Agreement") is made as of the 13th day of April, 1999 between Samsung Electronics Co., Ltd., a Korean corporation (hereinafter "Seller"), Fairchild Korea Semiconductor Ltd., a Korean corporation (hereinafter "Buyer"), and Fairchild Semiconductor Corporation, a Delaware corporation (hereinafter "Fairchild").

                                    WHEREAS:

A. Seller and Fairchild entered into that certain Business Transfer Agreement, dated December 20, 1998, which agreement was subsequently assigned to Buyer by Fairchild (the "Business Transfer Agreement"); and

B. Seller and Buyer desire to amend certain terms and provisions of the Business Transfer Agreement in order to clarify or modify certain issues that have arisen since the date of the Business Transfer Agreement.

NOW, THEREFORE, in consideration of the mutual premises stated herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. The parties hereto agree that the Business Transfer Agreement shall be amended to the extent set forth herein. All capitalized terms and expressions, not otherwise defined herein, shall have the respective meanings assigned to them in the Business Transfer Agreement.

2. (a) Subject to the satisfaction or waiver of the conditions precedent set forth in Articles IX and X of the Business Transfer Agreement, the Closing Date under the Business Transfer Agreement shall be April 13, 1999. At the Closing, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall acquire and purchase from Seller, all of the Conveyed Assets, free and clear of all Liens (other than Permitted Liens), and Buyer shall assume the Assumed Liabilities. Simultaneously with such sale, conveyance, assignment and transfer, Buyer shall issue a promissory note substantially in the form attached hereto as Exhibit 2(a)(1) (the "Note") in the principal amount (the "Closing Note Amount") of US$407,273,391.78. The Closing Note

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Amount represents the Purchase Price after giving effect to the adjustments set forth in that certain letter dated the date hereof between Seller and Fairchild (the "Letter Agreement"), a copy of which is attached hereto as
Exhibit 2(a)(2) and the terms of which are incorporated herein as part of this Agreement, and includes interest on the Purchase Price at the rate of 10% per annum from and including the Closing Date to but excluding the Maturity Date (as defined).

    (b) Fairchild shall be a co-obligor under the Note and the Note will mature on April 19, 1999 (the "Maturity Date"). The Note may be prepaid at any time and from time to time without penalty.

    (c) If Buyer pays to Seller an amount equal to US$406,605,000 plus interest thereon at a rate of 10% per annum from and including the Closing Date to but excluding the date of payment (the "Prepayment Amount"), Seller shall return the Note to Buyer for cancellation upon such payment. Seller shall indemnify Buyer for any and all losses, damages, claims and liabilities which Buyer may incur as a result of, in connection with, or arising from the failure of Seller to return the Note to Buyer upon payment of the Prepayment Amount. It is the intention of Buyer to pay the Prepayment Amount as soon as sufficient funds are available in Korea.

    (d) In the event that the Note is not fully paid on or prior to the Maturity Date, Buyer shall immediately transfer the Conveyed Assets back to Seller and shall take all necessary or required actions to ensure that such transfer is promptly completed. Simultaneously, Seller shall re-assume the Assumed Liabilities from Buyer and shall take all necessary or required actions to ensure that such re-assumption is promptly completed. Buyer will be responsible and shall indemnify Seller for all costs and expenses (including any taxes) associated with any such transfer back of the Conveyed Assets or such re-assumption of the Assumed Liabilities.

3. The Conveyed Assets shall not include, and the Excluded Assets shall include, all Accounts Receivable of the Business arising on or prior to the Closing Date ("Closing Receivables"). The Assumed Liabilities shall not include, and the Retained Liabilities shall include, all trade accounts payable of the Business incurred on or prior to the Closing Date ("Closing Payables").

4. All payments under the Letter Agreement shall be made by wire transfer of immediately available funds to an account

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designated by the party receiving the payment. The party paying any amount under the Letter Agreement shall include, with such payment, an amount equal to interest on the amount paid calculated from the Closing Date to the date of such payment, at an annual rate of 10% based on the actual number of days elapsed (including the Closing Date but excluding the date of payment) and a 365-day year.

5. Within seven (7) days after the Closing Date, Seller shall provide Buyer with a statement of the accounts receivables/accounts payables netting amount as set forth in Note 2 to the Letter Agreement, and within forty (40) days after the Closing Date, Seller shall provide Buyer with a statement calculating the items set forth in (a) and (b) of Note 1 to the Letter Agreement, in each case, together with a reasonable explanation of the basis for Seller's determination thereof. If Buyer does not provide Seller with written notice (a "Dispute Notice") of Buyer's disagreement with any aspect of such statements within five (5) days of receiving it, Buyer shall be deemed to have agreed to Seller's determination, and such determination shall be final and binding. If Buyer provides a Dispute Notice within such time period, Seller and Buyer shall use their Best Efforts to resolve their disagreement, and if such disagreement is not resolved within five (5) days after delivery of the Dispute Notice, then the parties shall resolve their disagreement as follows:

(a) Either party may refer disputed items to arbitration by Arthur Anderson or such other accounting firm mutually acceptable to the parties (the "Arbitrator") by giving written notice to the Arbitrator and the other party.

(b) Seller and Buyer shall each submit a report to the Arbitrator indicating a proposed amount of the disputed item within five (5) days after the date of the notice set forth in clause (a) above. If either party fails to submit a report within such period of time, the other party's report will be automatically adopted by the Arbitrator.

(c) The Arbitrator shall select the report which is closer to the Arbitrator's independent determination of the disputed item within fourteen (14) days after the submission of the reports. The Arbitrator's shall not make any modifications to the report(s) submitted by the parties, but shall select one of the reports as is.

(d) The parties shall be bound by, and shall be deemed to have accepted, the report selected by the Arbitrator.

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6.  Following the Closing Date, the parties shall, as promptly as practicable, perform in all material respects any and all of their respective obligations under the Business Transfer Agreement that have not been performed prior to the Closing Date, including without limitation, the following:

(a) Seller shall use its Best Efforts to transfer to Buyer within 7 days after the Closing, all the security interests and guarantee arrangements which secure and guarantee obligations (that are included in the Conveyed Assets) of certain distributors to the Business listed on Exhibit 6(a) to this Agreement;

(b) Seller shall use its Best Efforts to assign to Buyer within 7 days after the Closing, all the contracts listed on Exhibit 6(b) to this Agreement;

(c) Seller shall use its Best Efforts to assign to Buyer within 7 days after the Closing, all the foreign patents listed on Attachment A-1 to Schedule 3.5(a) of the Business Transfer Agreement;

(d) Seller shall convey a limited co-ownership interest to Buyer within 7 days after the Closing, in all the patents listed on Schedule 3.5(a-1) to the Business Transfer Agreement;

(e) Seller shall assign to Buyer within 7 days after the Closing, all the permits and licenses listed on Exhibit 6(e) to this Agreement; and

(f) Seller shall provide assurances relating to subcontractors as set forth in Section 5.25 of the Business Transfer Agreement.

Exhibits 6(a), 6(b) and 6(e) are attached for information purposes only and Seller makes no representation as to the accuracy of the information presented therein.

7. Seller shall, subject to the indemnification provisions under the Business Transfer Agreement, indemnify and hold harmless Buyer and its officers, directors, employees and affiliates from any claims, actions, damages or costs that arise from or in connection with any building or other structure on the real property included in the Conveyed Assets that is not registered on the factory registration certificate of the Business, but that should have been so registered.

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8.  The completed and agreed upon schedules to the Business Transfer
Agreement are attached as Exhibit 8 to this Agreement.

9. Notwithstanding the last sentence of Section 5.13(a) of the Business Transfer Agreement, nothing in the Business Transfer Agreement shall prohibit or limit the ability of Seller and its Affiliates to perform their respective obligations under the foundry services agreement, dated June 21, 1995, with IXYS Corporation, as amended on March 28, 1996 and March 13, 1998, for the current term of that agreement and until the expiration of the non-compete period under the Business Transfer Agreement.

10. At the Closing, Seller shall cause its overseas Affiliates to transfer to Buyer full ownership to all Business Product inventories owned by them at no additional cost or expense to Buyer.

11. Notwithstanding anything to the contrary contained in the Business Transfer Agreement, Buyer shall not be obligated to pay any VAT to Seller until May 24, 1999. If the Korean tax authorities deny Buyer's ability to obtain a refund or credit of the VAT paid due to the Transfer Date in the Business Transfer Agreement being December 31, 1998, then Seller shall reimburse Buyer for the full amount of the VAT paid within fifteen (15) days of receiving from Buyer a written confirmation that the refund or credit of the VAT paid has been denied.

12. Fairchild and Buyer hereby jointly and severally represent and warrant that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Fairchild and Buyer.

13. Seller shall not exercise control over the Employee Welfare Fund of the Business. Samsung shall tender to Buyer the bank passbook and chop of the fund and any other documents related thereto in its possession within 7 days after the date of Closing.

14. The parties agree that attached hereto as Exhibit 14 is a list setting forth certain assembly and test equipment owned by Seller on the Closing Date but held by certain subcontractors. Such equipment held by Daesan Electric and STS will not be transferred to Buyer and shall not be included in the Conveyed Assets and shall be included in the Excluded Assets. All other equipment on Exhibit 14 hereto will be transferred to Buyer as part of the Conveyed Assets. Seller and Buyer agree not to change in any material respect any of the terms of the present

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consignment arrangement (including location, use or any lease payments) on the mixed use equipment without the consent of the other.

15. Except as otherwise provided herein and except to the extent that the terms of this Agreement conflict with those of the Business Transfer Agreement, all of the terms and conditions of the Business Transfer Agreement shall apply to this Agreement and shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on their behalf as of the date first written above.


Samsung Electronics Co., Ltd.                Fairchild Korea
                                             Semiconductor Ltd.


By:                                          By:
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Title:                                       Title:
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Fairchild Semiconductor Corporation


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Title:
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